Exhibit 4.2

EXECUTION COPY

LEVEL 3 COMMUNICATIONS, INC.,

as Guarantor,

LEVEL 3 FINANCING, INC.,

as Issuer,

and

THE BANK OF NEW YORK,

as Trustee

Supplemental Indenture

Dated as of December 27, 2006

10.750% Senior Notes Due 2011

SUPPLEMENTAL INDENTURE

SUPPLEMENTAL INDENTURE (this “Supplemental Indenture”), dated as of December 27, 2006, among LEVEL 3 FINANCING, INC., a Delaware corporation (the “Issuer”), LEVEL 3 COMMUNICATIONS, INC., a Delaware corporation (“Parent”), LEVEL 3 COMMUNICATIONS, LLC, a Delaware limited liability company (“Level 3 LLC”), and THE BANK OF NEW YORK, a New York banking corporation, as trustee under the Indenture referred to below (the “Trustee”).

WHEREAS, the Issuer, Parent and the Trustee have heretofore executed and delivered (a) an Indenture dated as of October 1, 2003 (as supplemented, the “Indenture”), providing for the issuance by the Issuer of its 10.75% Senior Notes due 2011 (the “Securities”), (b) a Supplemental Indenture dated October 20, 2004, pursuant to which Level 3 LLC has guaranteed the Issuer’s obligations under the Indenture (the “Subordinated Guarantee”), and (c) a Supplemental Indenture dated December 1, 2004, pursuant to which all obligations in respect of any amounts payable by Level 3 LLC pursuant to the Subordinated Guarantee were subordinated in right of payment to the prior payment of certain other obligations of Level 3 LLC;

WHEREAS, the Issuer issued originally $500 million aggregate principal amount of the Securities;

WHEREAS, Section 902 of the Indenture provides that the Indenture may be amended with the consent of the Holders of at least a majority in principal amount of the Securities then outstanding (including consents obtained in connection with a tender offer for the purchase of the Securities), subject to certain exceptions;

WHEREAS, the execution and delivery of this Supplemental Indenture has been authorized by the Board of Directors of the Issuer, Parent and Level 3 LLC; and

WHEREAS, the Issuer has (i)(a) received the consent of the holders of a majority in principal amount of the outstanding Securities to the elimination of substantially all of the covenants, certain repurchase rights and certain events of default and related provisions contained in the Indenture and (b) has satisfied all other conditions precedent, if any, provided under the Indenture to enable the Issuer, Parent, Level 3 LLC and the Trustee to enter into this Supplemental Indenture, all as certified by an Officers’ Certificate, delivered to the Trustee simultaneously with the execution and delivery of this Supplemental Indenture as contemplated by Sections 603 and 903 of the Indenture, and (ii) the Issuer has delivered to the Trustee simultaneously with the execution and delivery of this Supplemental Indenture an Opinion of Counsel relating to this Supplemental Indenture as contemplated by Sections 102 and 903 of the Indenture.

NOW, THEREFORE, in consideration of the premises and for other good and valuable consideration the receipt and sufficiency of which is hereby acknowledged, the Issuer, Parent, Level 3 LLC and the Trustee for the benefit of each other and for the equal and ratable benefit of the Holders of the Securities agree as follows:

ARTICLE I.

EFFECTIVENESS AND EFFECT

Section 1.1 Effectiveness and Effect.

This Supplemental Indenture shall take effect on the date hereof, provided, however, that the amendments provided for in Article Two hereof shall only become operative if an aggregate principal amount of Securities exceeding $250,000,000 is accepted by the Issuer for payment on the Initial Payment Date (as defined in that certain Offer to Purchase and Consent Solicitation Statement of the Issuer, dated December 13, 2006), and such amendments provided for in Article Two hereof shall have no force or effect prior to the operative time specified in this Section. Subject to the foregoing, the provisions set forth in this Supplemental Indenture shall be deemed to be, and shall be construed as part of, the Indenture. All references to the Indenture in the Indenture or in any other agreement, document or instrument delivered in connection therewith or pursuant thereto shall be deemed to refer to the Indenture as amended by this Supplemental Indenture. Except as amended hereby, the Indenture shall remain in full force and effect.

ARTICLE II.

AMENDMENT OF THE INDENTURE

Section 2.1 Deletion of Definitions and Related References

Section 101 of the Indenture is hereby amended to delete in their entirety all terms and their respective definitions for which all references are eliminated in the Indenture as a result of the amendments set forth in this Article Two of this Supplemental Indenture.

Section 2.2 Amendments to Indenture.

The Indenture is hereby amended by deleting the following sections of the Indenture and all references thereto in the Indenture in their entirety and replacing each such section with the term “INTENTIONALLY OMITTED”:

Section 1004 (Corporate Existence);

Section 1005 (Maintenance of Properties);

Section 1006 (Insurance);

Section 1007 (Reports);

Section 1008 (Statement by Officers as to Default);

Section 1010 (Limitation on Consolidated Debt);

Section 1011 (Limitation on Debt of the Issuer and Issuer Restricted Subsidiaries);

Section 1012 (Limitation on Restricted Payments);

Section 1013 (Limitation on Dividend and Other Payment Restrictions Affecting Restricted Subsidiaries);

Section 1014 (Limitation on Liens);

Section 1015 (Limitation on Sale and Leaseback Transactions);

Section 1016 (Limitation on Asset Dispositions);

Section 1017 (Limitation on Issuance and Sales of Capital Stock of Restricted Subsidiaries);

Section 1018 (Transactions with Affiliates);

Section 1019 (Limitation on Designations of Unrestricted Subsidiaries);

Section 1021 (Covenant Suspension);

Section 501(4), (6) and (7) (Events of Default);

Section 801(3) and (4) (Parent May Consolidate, etc., Only on Certain Terms); and

Section 803(3) and (4) (Issuer May Consolidate, etc., Only on Certain Terms).

ARTICLE III.

MISCELLANEOUS

Section 3.1 Counterparts.

This Supplemental Indenture may be executed in counterparts, each of which when so executed shall be deemed to be an original, but all such counterparts shall together constitute one and the same instrument.

Section 3.2 Severability.

In the event that any provision in this Supplemental Indenture shall be held to be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

Section 3.3 Headings.

The article and section headings herein are for convenience only and shall not affect the construction hereof.

Section 3.4 Successors and Assigns.

Any covenants and agreements in this Supplemental Indenture by the Issuer, Parent, Level 3 LLC and the Trustee shall bind their successors and assigns, whether so expressed or not.

Section 3.5 Governing Law.

THIS SUPPLEMENTAL INDENTURE SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK BUT WITHOUT GIVING EFFECT TO APPLICABLE PRINCIPLES OF CONFLICTS OF LAW TO THE EXTENT THAT THE APPLICATION OF THE LAWS OF ANOTHER JURISDICTION WOULD BE REQUIRED THEREBY.

Section 3.6 Effect of Supplemental Indenture.

Except as amended by this Supplemental Indenture, the terms and provisions of the Indenture shall remain in full force and effect.

Section 3.7 Trustee.

Each of the Issuer and Parent hereby acknowledge and agree to comply with their reporting obligations under the Trust Indenture Act of 1939. The Trustee assumes no responsibility for the correctness of the recitals herein contained, which shall be taken as the statements of the Issuer, and the Trustee shall not be responsible or accountable in any way whatsoever for or with respect to the validity or execution or sufficiency of this Supplemental Indenture, and the Trustee makes no representation with respect thereto.

Section 3.8 Endorsement and Change of Form of Securities.

Any Securities authenticated and delivered after the close of business on the date that this Supplemental Indenture becomes effective may be affixed to, stamped, imprinted or otherwise legended by the Trustee, with a notation as follows:

“Effective as of December 28, 2006, certain restrictive covenants of the Indenture and certain of the Events of Default have been eliminated, as provided in the Supplemental Indenture, dated as of December 27, 2006. Reference is hereby made to said Supplemental Indenture, copies of which are on file with the Trustee, for a description of the amendments made therein.”

Section 3.8 Definitions.

Capitalized terms used but not defined herein shall have the respective meanings ascribed to them in the Indenture.

IN WITNESS WHEREOF, the parties hereto have caused this Supplemental Indenture to be duly executed by their respective officers hereunto duly authorized, all as of the day and year first above written.

LEVEL 3 FINANCING, INC.

By:	/s/ Thomas C. Stortz
Name:	Thomas C. Stortz
Title:	Executive Vice President and Chief Legal Officer

LEVEL 3 COMMUNICATIONS, INC.

By:	/s/ Neil J. Eckstein
Name:	Neil J. Eckstein
Title:	Senior Vice President and Assistant General Counsel

LEVEL 3 COMMUNICATIONS, LLC

By:	/s/ Neil J. Eckstein
Name:	Neil J. Eckstein
Title:	Senior Vice President and Assistant General Counsel

THE BANK OF NEW YORK, as Trustee

By:	/s/ Geovanni Barris
Name:	Geovanni Barris
Title:	Vice President